DataMEG Corp. Obtains $2.5 MM Funding Facility


BOSTON-June 19, 2003-DataMEG Corp. (OTCBB:DTMG - News) announced today that they have obtained a $2.5 MM funding facility from an investor who currently holds more than 4,000,000 shares in DTMG stock. The Agreement allows for DTMG to draw on the fund, according to established performance milestones that were collectively agreed to. The Agreement also awards Warrants to the investor at various set price points. DataMEG Corp. reported that there are established price points for the funds received, in relation to the number of shares made available to the investor in consideration for the funds. The Company stated that the Agreement "locks in" the price points and the share issuance to the investor to the extent that there is a "floor" on the stockprice and the number of shares issued is set. These measures, the Company continued, eliminates all mechanisms were by a diminishing share price may require the Company to issue additional shares to the investor. The shares of DTMG Common Stock are governed under Rule 144 upon issuance to the investor.

Andrew Benson President DataMEG Corp. stated, "This is an extraordinary financing agreement for the Company. It illustrates that we have matured as a business to the extent that we are no longer vulnerable to financing instruments that can be deemed 'toxic' or to financing that is set-up to benefit the investor at the expense of the Company."

The Company also stated that the availability of these funds will significantly accelerate their ability to move the NECI, Inc. and CAS Communications, Inc. product development projects forward, as well as assist their efforts involving the acquisitions they are pursuing with CAS Communications, Inc. and Broadband Mobile Technologies, Inc. The Company has already exercised an initial portion of the funding facility.

For further information about this release contact Investor Relations YES INTERNATIONAL, #800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.